EXHIBIT 99.1

For More Information, Call:                    FOR IMMEDIATE RELEASE
Connie Ayres LaPlante
Treasurer
740-588-2265

                        FIRST FEDERAL BANCORP REPORTS
                           SECOND QUARTER RESULTS

           Non-performing Assets Decline to 0.15% of Total Assets
             Return on Average Common Equity Increases to 9.13%

ZANESVILLE, Ohio (April 23, 2003) First Federal Bancorp, Inc. (NASDAQ:
FFBZ) today reported net income increased 8.7% to $490,146 for the three months ended March 31, 2003 from $450,863 for the same period last year. Net income per diluted share improved 15.4% to $0.15 for second quarter 2003 versus $0.13 a year ago.

J. William Plummer, President and Chief Executive Officer, stated, "Our results reflected continuation of the sluggish national economy and lower interest rates compared to a year ago. Credit quality remains sound. We were pleased to achieve a $3 million increase in business loans compared to second quarter 2002, which is an area of particular emphasis. The loan loss reserve was adjusted in the second quarter based on strong credit experience, a reduction in consumer loans that require higher provisions for losses, and, importantly, our established credit policy. Non-performing assets represented 0.15% of total assets at March 31, 2003, which is well below industry peers."

Mr. Plummer continued, "During second quarter 2003 we continued to diversify the Bank's assets through higher yielding loans consistent with its long-term growth strategy. Loans grew 2.8% and 1.5% compared to first quarter 2003 and year-end 2002, respectively. This was the first sequential quarterly increase in loans since fourth quarter 2000. We are working diligently to retain seasoned assets and deposits and remain committed to profitable long-term growth."

Second Quarter Results
----------------------

Net interest income declined 3.9% to $2,127,494 for the three months ended March 31, 2003 from $2,214,721 for the same period last year. Net interest margin was 3.76% or 7 basis points lower than second quarter 2002. Core deposits were approximately $3 million higher at March 31, 2003 versus the same date a year ago. Approximately $7 million of jumbo deposits from national sources were replaced with Federal Home Loan Bank borrowings at more attractive rates during the quarter.

Non-interest income declined 4.33% to $353,352 for the quarter ended March 31, 2003. Lower residential mortgage rates continued to result in recognition of mortgage servicing rights impairment, which was $133,000 for second quarter 2003. The effect of this adjustment is lower gains on mortgage loans sold. Increases in other non-interest income and service charges offset most of the shortfall in gains on mortgage loans sold, compared to the same period last year.

Non-interest expenses remained stable at approximately $1,739,000 for the second quarters of both years. Lower second quarter 2003 salaries and employee benefits and data processing expense almost offset increases in other operating expenses and higher occupancy and equipment expense compared to a year ago.

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Six-Month Results
-----------------

Net income was $917,933, or $0.27 per diluted share, for the six months ended March 31, 2003 versus $1,134,694, or $0.32 per diluted share, for the same period in 2002.

Net interest income was $4,199,969 for the first half of 2003 compared with $4,573,496 the prior year. Net interest margin declined 24 basis points to 3.73% for the first six months of 2003 from 3.97% a year ago.

Non-interest income declined $238,017 to $659,801 for the six months ended March 31, 2003, principally due to substantially lower income from gains on sales of mortgage loans. The Bank conducts a test each quarter consistent with SFAS 125 to determine if its mortgage servicing rights are impaired. Residential mortgage rates declined during the first six months of fiscal 2003, which resulted in favorable market conditions for fixed rate residential mortgages. The impairment charge related to mortgage servicing rights was approximately $199,000 for the first half of 2003. The Bank began to recognize impairment of mortgage servicing rights in fourth quarter 2002. First Federal's asset-liability strategy is to sell fixed rate mortgage loans in the secondary market rather than retain them on the Bank's balance sheet, thereby reducing future interest rate risk from those assets.

Non-interest expense declined $130,897 to $3,389,043 for the first six months of fiscal 2003 compared with $3,519,940 the prior year. Two factors that particularly influenced this year's improvement over the first half of last year included declines of $149,924 in data processing expense and $112,112 in salaries and employee benefits compared to a year ago.

Balance Sheet
-------------

Loans receivable were $198,450,466 at March 31, 2003 or slightly above the same date a year ago. This was due to increases in small business, home equity and variable rate residential mortgages, which were largely offset by lower automobile loans.

First Federal's nonperforming asset ratio improved to 0.15% of total assets for the first six months of fiscal 2003 versus 0.25% the prior year. The allowance for loan losses was 0.77% and 0.87% at March 31, 2003 and 2002, respectively.

Shareholders' equity rose to $21,500,060 at March 31, 2003 from $21,294,271 at September 30, 2002. Retained earnings grew $559,734 during this period, while treasury shares increased $353,945 as a result of the repurchase program. Book value per diluted share was $6.41 at March 31, 2003 compared with $6.30 at year-end 2002. Shareholders' equity was 9.37% of total assets at March 31, 2003 compared with 9.14% on the same date a year ago.

Cash Dividend and Stock Buyback
-------------------------------

The Board of Directors declared a $0.055 cash dividend for the quarter ended March 31, 2003. This amount represents a 10% increase over the same period a year ago.

First Federal Bancorp, Inc repurchased 30,400 shares for $240,098 as treasury shares during second quarter 2003. In June 2002, the Board of Directors authorized a stock purchase through June 2004 for up to approximately 5% or 164,623 of the Company's common shares outstanding.


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First Federal Bancorp, Inc. is the parent company of First Federal Savings
Bank of Eastern Ohio, whose primary markets include Coshocton, Guernsey, Licking, Morgan, Muskingum, Perry, and Tuscarawas counties. Additional information is available by contacting Connie Ayres LaPlante, Treasurer, First Federal Bancorp, Inc., at (740) 588-2265.

Statements made in this press release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are based on information presently available to management. The Company assumes no obligation to update any forward-looking statements.

                         FIRST FEDERAL BANCORP, INC.
                            FINANCIAL HIGHLIGHTS
                  (In thousands, except per share amounts)


                                      At March 31,    At September 30,
                                          2003              2002

Selected Financial Condition Data:
Assets                                  $229,413          $226,451
Loans, net                              $198,450          $195,526
Mortgage-backed securities              $    372          $    416
Investment securities                   $  9,717          $  9,694
FHLB stock                              $  4,689          $  4,591
Deposits                                $162,914          $157,688
Total equity                            $ 21,500          $ 21,294
Total equity per share                  $   6.41          $   6.30



                                           Three Months Ended           Six Months Ended
                                               March 31,                    March 31,
                                       -----------------------------------------------------
                                          2003           2002          2003          2002
                                          ----           ----          ----          ----

Selected Operations Data:
Total interest income                  $    3,501     $    3,937    $    7,105    $    8,283
Total interest expense                      1,373          1,722         2,905         3,710
                                       -----------------------------------------------------

Net interest income                    $    2,128     $    2,215    $    4,200    $    4,573
Provision for loan losses                      (6)           157            69           205
                                       -----------------------------------------------------

Net interest income after provision
 for loan losses                       $    2,134     $    2,058    $    4,131    $    4,368
Noninterest income                            353            369           660           898
                                       -----------------------------------------------------

Noninterest expense                         1,739          1,739         3,390         3,520
                                       -----------------------------------------------------

Income before income tax               $      748     $      688    $    1,401    $    1,746
Provision for income tax                      258            237           483           611
                                       -----------------------------------------------------

Net income                             $      490     $      451    $      918    $    1,135
                                       =====================================================

Earnings per share:
  Basic                                $      .15     $      .14    $      .28    $      .36
                                       =====================================================
  Diluted                              $      .15     $      .13    $      .27    $      .32
                                       =====================================================

Weighted average common and common
 equivalent shares:
  Basic                                 3,246,284      3,116,606     3,234,782     3,114,946
                                       =====================================================
  Diluted                               3,360,871      3,288,601     3,353,541     3,289,654
                                       =====================================================


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                         FIRST FEDERAL BANCORP, INC.

                            FINANCIAL HIGHLIGHTS



                                                             At or for the Three Months    At or for the Six Months
                                                                   Ended March 31,               Ended March 31,
                                                             ------------------------------------------------------
                                                              2003          2002            2003        2002
                                                              ----          ----            ----        ----

Selected Financial Ratios And Other Data:

Performance Ratios (Annualized):
  Return on average assets                                         0.87%        0.78%      0.81%        0.98%
  Return on average equity                                         9.13%        8.71%      8.58%       11.09%

Interest rate spread:
  Average during period                                            3.83%       3.87%      3.79%         4.00%
  At end of period                                                 4.00%        4.10%      3.97%        4.24%
Net interest margin                                                3.76%        3.83%      3.73%        3.97%
Noninterest expense to average assets                              3.07%        3.01%      3.01%        3.06%


Quality Ratios:
  Nonperforming assets to total assets at end of period            0.15%        0.25%      0.15%        0.25%
  Efficiency ratio                                                64.64%       63.31%     64.40%       60.49%
  Loan loss allowance to net loans at end of period                0.77%        0.87%      0.77%        0.87%


Capital Ratios:
  Total equity to total assets at end of period                    9.37%        9.14%      9.37%        9.14%
  Average interest-earning assets to average interest-bearing
   Liabilities                                                   106.47%      107.15%    106.51%      106.95%


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